Exhibit 10.15

THIRD AMENDMENT TO LEASE

(1420 N. McDowell Blvd.)

THIS THIRD AMENDMENT TO LEASE (this "Amendment") dated as of May 14, 2014, is entered into between SEQUOIACENTERLLC, a California limited liability company ("Landlord") and ENPHASE ENERGY, INC., a Delaware corporation ("Tenant").

THE PARTIES ENTER INTO THIS AMENDMENT based upon the following facts, understandings and intentions:

A. Landlord and Tenant previously entered into that certain Redwood Business Park NNN Lease dated as of June 3, 2011, as amended by that certain First Amendment to Lease dated as of January 12, 2012 and that certain Second Amendment to Lease dated as of July 3, 2012 (together with all exhibits thereto, the "Lease") pursuant to which Tenant leases from Landlord the entire building commonly known as 1420 N. McDowell Boulevard, Petaluma, California. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Lease (including the Work Letter Agreement attached as Exhibit B thereto) in connection therewith.

B. Tenant desires to install solar panels on the majority of the roof space of the Building, and Landlord is willing to consent to such installation on the terms and conditions set forth in this Amendment.

C. Landlord and Tenant desire to make certain changes to the Lease as further provided herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Grid-Tied Photovoltaic System. Tenant wishes to install a Grid-Tied Photovoltaic System consisting of two (2) arrays totaling 262 solar modules and related equipment (collectively, the "Photovoltaic System"), as more fully described in (i) the plans prepared by Realgoods Solar dated April 2, 2014 containing sheets PV-000, PVA01,PV• A01A,PV-A02,PV-A03,PV-A04,PV-E01,PV-E02,(System Placards), PV-E02 (Electrical Cales) and PV-G01,and (ii) the plans from ZFA Structural Engineers dated May 4, 2014 containing 5 pages (collectively, the "Specifications").

2. Landlord Approval. Landlord hereby consents the installation of the Photovoltaic System and the Roof Coating (defined below) on the roof of the Building on the terms and conditions set forth in this Amendment.

3. Terms and Conditions. The following terms and conditions shall apply to the work contemplated in this Amendment:

3.1. Permits. Tenant shall obtain all permits required for the work contemplated in this Amendment; provided that Landlord shall reasonably cooperate in procuring such permits at no cost to Landlord.

3.2. Silicone Roof Coating. In connection with the installation of the
Photovoltaic System, Tenant shall install a silicone roof coating (the "Roof Coating") over the entire roof of the Building in accordance with the specifications set forth in the proposal from Petersen Dean contractors dated March 11, 2014 containing14 pages, plus walking pads for the protection of the Roof Coating (the "Walking Pads") in locations and with specifications to be approved by Landlord, which approval shall not be unreasonably withheld. Such coating and Walking Pads are required to (i) prevent leaks in the roof of the Building following numerous penetrations to the roof membrane that will occur in connection with the installation of the Photovoltaic System and (ii) extend the life of the roof system which after the Photovoltaic System installation would be very expensive to replace. Tenant shall use best effort to limit its activities on the roof to the Walking Pads to protect the Roof Coating.

3.3. Maintenance. Tenant shall maintain the Photovoltaic System in good condition and repair at its sole cost and expense. By installing the Photovoltaic System, Tenant will be: (i) creating numerous penetrations of the roof membrane, [ii) adding substantial weight on the roof of the Building and (iii) accessing the roof on a more frequent basis to monitor, adjust. maintain or modify the Photovoltaic System. Tenant acknowledges that all maintenance, repair and replacement costs with respect to the roof, the Roof Coating, the roof membrane and the roof structure incurred by Landlord in connection with the installation, use, modification or removal of the Photovoltaic System will constitute Operating Expenses under the Lease. The foregoing is not intended to and shall not limit Tenant's indemnity under Section 25 of the Lease.

3.4. Costs. Landlord has not agreed to provide any funding in connection with the work contemplated in this Amendment, and Tenant shall be responsible for 100% of the cost of the work performed pursuant to or in connection with this Amendment, including without limitation all design, permitting, construction, maintenance, repair and replacement costs.

3.5. Applicability of Lease Section 10.2. Section 10.2 of the Lease shall apply to the work contemplated in this Amendment. Without limiting the foregoing, Tenant shall remove the Photovoltaic System and the Roof Coating at the end of the Term in accordance with Section 10.2.6 of the Lease.

3.6. Applicability of Lease Section 25. Section 25 of the Lease, including without limitation the indemnity set forth therein, shall apply to the work contemplated in this Amendment. The Photovoltaic System and the Roof Coating shall constitute "Equipment" under Section 25 of the Lease; provided that maintenance of the Roof Coating shall be performed by Landlord pursuant to Section 3.3 above.

3.7. Changes. Any changes to the Photovoltaic System, the Roof Coating or the Specifications shall require the prior written approval of Landlord, which approval may be withheld in Landlord's sole and absolute discretion. Without limiting the foregoing, no Equipment (except for the Roof Coating) shall be permitted within six (6) feet of the edge of the roof of the Building.

4. Entire Agreement. This Amendment represents the entire understanding between Landlord and Tenant concerning the subject matter hereof, and there are no understandings or agreements between them relating to the Lease or the Premises not set forth in writing and signed by the parties hereto. No party hereto has relied upon any representation, warranty or understanding not set forth herein, either oral or written, as an inducement to enter into this Amendment.

5. Continuing Obligations. Except as expressly set forth to the contrary in this Amendment, the Lease remains unmodified and in full force and effect To the extent of any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

"LANDLORD"			"TENANT"

SEQUOIA CENTER LLC,			ENPHASE ENERGY, INC.,

a California limited liability company			a Delaware corporation

By:	G&W Ventures, LLC,		By:	/s/ Paul Nahi
	a California limited liability company,			Name: Paul Nahi
	its Manager			Its: President/CEO

	By:	/s/ Matthew T. White
Matthew T. White, Manager

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